EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

[KPMG LOGO]

To the Board of Directors
Comtech Telecommunications Corp.:

We consent to the use of our report dated September 18, 2003 with respect to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2003 and the related consolidated financial statement schedule, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/	KPMG LLP
KPMG LLP

Melville, New York
April 6, 2004

II-F-1